UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant   ☒             Filed by a party other than the Registrant   ☐

Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☒  Definitive Additional Materials
☐  Soliciting Material under §240.14a-12
Marriott Vacations Worldwide Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee paid previously with preliminary materials

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Marriott Vacations Worldwide Corporation
7812 Palm Parkway
Orlando, Florida 32836
SUPPLEMENT TO PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2024
This proxy statement supplement, dated March 27, 2024 (this “Supplement”), amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Marriott Vacations Worldwide Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 21, 2024 and made available to the Company’s stockholders in connection with the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on May 10, 2024, at 9:00 a.m. Eastern Time. This Supplement is being filed with the SEC and made available to stockholders on or about March 27, 2024.
This Supplement updates the disclosure included on page 6 of the Proxy Statement relating to the treatment of broker non-votes and the vote required to approve “Item 2 – Ratification of Appointment of Independent Registered Public Accounting Firm,” “Item 3 – Advisory Vote to Approve Named Executive Officer Compensation,” and “Item 4 – Approval of the Amended and Restated Marriott Vacations Worldwide Corporation 2020 Equity Incentive Plan.” Broker non-votes will be considered as present for quorum purposes, but they will not be considered entitled to vote on the matters on which the bank or broker does not vote and will not be counted in determining the outcome of the vote on any such matters. Proxy cards marked as abstentions on Items 2, 3 and 4 will not be counted as votes cast but will count as present and entitled to vote on the proposal and therefore will have the effect of a negative vote. The affirmative vote of holders of shares representing a majority in voting power present online or represented by proxy and entitled to vote on the proposal is necessary for approval of Items 2, 3 and 4.
Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement.
If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.